UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011 (November 23, 2011)

KMG Chemicals, Inc.
 (Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas	77099
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-600-3800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2011 we issued a press release reporting that we entered into loan facility amendments with our current lenders: (i) a third amendment to amended and restated credit agreement with Wells Fargo Bank, National Association, Bank of America, N.A., The Prudential Insurance Company of America, and Pruco Life Insurance Company, and (ii) an amendment no. 3 to the note purchase agreement and limited consent with The Prudential Insurance Company of America, and Pruco Life Insurance Company.

The credit agreement was revised to increase the maximum amount that may be borrowed under its revolving loan facility from $50 million to $60 million, to extend the maturity date of the credit agreement to December 31, 2016, and to make advances under the revolving loan facility without reference to a borrowing base restriction. The financial covenant for debt to capitalization was replaced by a current ratio of 1.5 to 1.0. We had previously paid off all outstanding advances under the credit facility’s term loan commitment, and that aspect of the facility was deleted by the amendment.

The note purchase agreement consented to the revisions to the credit agreement, and made conforming changes to the financial covenants.

Currently advances on the revolving loan facility bear interest at 2.25% (LIBOR plus 2.00%), and $24.0 million was outstanding on that facility on October 31, 2011.

Advances under the note purchase agreement mature December 31, 2014, and bear interest at 7.43% per annum.  Principal is payable at maturity. On October 31, 2011, $20.0 million was outstanding under the note purchase agreement.

A copy of the third amendment to the amended and restated credit facility is attached as Exhibit 10.49. A copy of amendment no. 3 to the note purchase agreement and limited consent is attached as Exhibit 10.50.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.49	Second Amendment to Amended and Restated Credit Agreement dated November 23, 2011

10.50	Amendment No. 3 to Note Purchase Agreement dated November 23, 2011

99.1	Press Release, dated November 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: November 23, 2010

John V. Sobchak
Chief Financial Officer